Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-227935, 333-230504, 333-237462, 333-254268, and 333-262185) on Form S-8 and in the registration statement (No. 333-235735) on Form S-3 of our report dated March 24, 2022, with respect to the financial statements of PhaseBio Pharmaceuticals, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 24, 2022